UNICO AMERICAN CORPORATION
                             23251 Mulholland Drive
                        Woodland Hills, California 91364




September 25, 2006


Securities and Exchange Commission
Division of Corporation Finance
Washington, DC 20549

Attn.:  Ibolya Ignat, Staff Accountant

        Re:  Unico American Corporation
             Form 10-K for Year Ended December 31, 2005
             File No. 000-03978

Dear Ms. Ignat:

Confirming our telephone conversation of September 25, 2006, Unico American Corporation will respond on or before October 9, 2006 to the telephonic comments received from you on September 13, 2006.

If you have any questions, please contact me at (818) 591-9800 or our attorney, Irwin G. Barnet, at (310) 734-5220.


                                        Sincerely,

                                        UNICO AMERICAN CORPORATION


                                        By:  /s/ Lester A. Aaron
                                        ------------------------
                                        Lester A. Aaron, Chief Financial Officer